Exhibit 6

Half-Year Financial Report

Condensed Interim Financial Statements

as at 30 June 2026

(Unaudited)

www.coebank.org

TABLE OF CONTENTS

Overview	3
FINANCIAL STATEMENTS	5
About the CEB	5
Balance sheet	6
Income statement	7
Statement of comprehensive income	8
Statement of changes in equity	8
Statement of cash flows	9
NOTES TO THE FINANCIAL STATEMENTS	10
NOTE A - Summary of accounting methods applied by the CEB	10
NOTE B - CEB’s Risk Appetite Framework	11
NOTE C - Financial assets and liabilities	13
NOTE D - Financial assets at fair value through equity and at amortised cost	14
NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	16
NOTE F - Capital	17
NOTE G - Interest margin	18

CEB – Condensed Interim Financial Statements as at 30 June 2026	2

Overview

Despite a challenging financial, economic and geopolitical environment, the Council of Europe Development Bank (CEB, or the Bank) maintained a sound financial position in the first half of 2026. Core earnings continued on a positive trend, the balance sheet remained strong and no defaults or late payments were recorded during the period.

Income Statement

The Bank’s net profit reached €70.1 million in the first half of 2026, increasing by 19.4% compared to €58.7 million in the first half of 2025. Core earnings, which represents net profit excluding financial instruments valuations and cost of risk, reached €70.0 million in the first half of 2026, showing a positive trend (7.5%) compared to €65.1 million in the first half of 2025. Net interest margin increased by €6.8 million primarily driven by an increase in interest income from investment in long-term securities at amortised cost, while the interest received from loans and liquid assets was partially offset by interest paid on refinancing, in line with interest rate and margin developments.

Two volatile elements outside core earnings, namely financial instruments valuations and cost of risk, presented offsetting developments in the first half of 2026, with an almost net-neutral impact in the income statement, compared to a net negative impact in the same period of 2025.

On the one hand, financial instruments valuation showed a positive contribution of €3.0 million in the income statement in the first half of 2026 (compared to -€10.2 million in the first half of 2025), primarily driven by AUD and USD appreciation versus EUR, partly offset by a tightening of the 3M EURIBOR-€STR basis.

On the other hand, cost of risk recorded a negative impact of €2.9 million in the first half of 2026, reflecting an increase in credit risk provisions, primarily due to higher probabilities of default and the origination of new operations, partly offset by the maturity of existing exposures. At end of June 2026, the CEB had not recorded any default or late payment of its counterparties.

General operating expenses, including depreciation and amortisation charges, increased by 6.0% reaching €34.3 million in the first half of 2026, compared to €32.4 million for the same period in 2025. This increase was mainly due to an increase in IT expenses. The adjusted cost-to-income ratio reached 32.7% at the end of June 2026, compared to 33.2% at the end of June 2025.

Balance sheet

The total balance sheet reached €43.0 billion as at 30 June 2026, an increase of 10.0% compared to €39.0 billion as at 31 December 2025. The increase primarily reflected the Bank’s usual intra-year funding cycle, with higher debt issuance early in the year resulting in a corresponding increase in liquid assets which winds down towards year-end.

The fair value of outstanding loans reached €23.3 billion as at 30 June 2026, increasing by 2.1% since 31 December 2025 (€22.8 billion).

Derivative valuation reflecting the positive fair value on the asset side reached €1.5 billion as at 30 June 2026, a decrease compared to €1.7 billion as at 31 December 2025. The negative fair value of derivatives recorded on the liability side amounted to €1.7 billion as at 30 June 2026, a decrease compared to €1.9 billion at the end of 2025.

Equity amounted to €4 921.4 million as at 30 June 2026 (31 December 2025: €4 874.2 million). The increase of €47.2 million (1.0%) since the end of 2025 is due to 2026’s net profit (€70.1 million), partially offset by the allocation of the 2025 net profit to the Social Impact Account (-€13.0 million) and the negative variation of gains or losses recognised directly in equity (-€9.9 million).

CEB – Condensed Interim Financial Statements as at 30 June 2026	3

Key figures

As at 30 June 2026, the Bank’s new projects approved and loans disbursed amounted to €2.5 billion and €1.7 billion, respectively (30 June 2025: €2.7 billion and €1.1 billion, respectively). At the same date, the stock of approved projects awaiting financing amounted to €10.0 billion (31 December 2025: €9.4 billion), of which 56.3% were for CEB Target Group Countries in Central, Eastern and South-Eastern Europe (31 December 2025: 51.5%).

Outstanding nominal loans reached €24.0 billion as at 30 June 2026 (31 December 2025: €23.6 billion). Including accrued interest and value adjustments related to hedging, loans at fair value in the balance sheet amounted to €23.3 billion (31 December 2025: €22.8 billion).

The outstanding nominal amount of long-term bonds issued amounted to €33.8 billion as at 30 June 2026 (31 December 2025: €31.6 billion). During the first half of 2026, the Bank issued new bonds with a principal amount of €6.0 billion. Including accrued interest and valuation adjustments related to issued hedged bonds, the outstanding amount of these bonds, which support the Bank’s operations, amounted to €33.4 billion as at 30 June 2026, compared to €31.4 billion at the end of December 2025.

The outstanding nominal amount of short-term borrowings reached €2.0 billion as at 30 June 2026 (31 December 2025: nil), representing Euro Commercial Paper with maturities of less than one year issued since 1 January 2026.

All risk-appetite ratios remained within the approved limits throughout the period.

€ million
	30/06/2026 *	30/06/2025 *	31/12/2025
Projects approved	2 514	2 740	4 477
Stock of projects	9 976	10 201	9 387
Loans disbursed	1 673	1 124	3 438
Loans outstanding	23 959	22 658	23 562
Bonds issued	5 956	5 367	5 610
Debt securities in issue	35 784	33 357	31 605
Net profit	70	59	122
Equity	4 921	4 769	4 874
Own funds	12 778	12 626	12 731
Total assets	42 955	40 699	39 038

* Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2026	4

FINANCIAL STATEMENTS

About the CEB

The Council of Europe Development Bank (CEB) is a multilateral development bank with an exclusively social mandate from its 43 member states. The CEB finances investment in social sectors, including education, health and affordable housing, with a focus on the needs of vulnerable people. Borrowers include governments, local and regional authorities, public and private banks, non-profit organisations and others. As a multilateral bank with a triple A credit rating, the CEB funds itself on the international capital markets. It approves projects according to strict social, environmental and governance criteria, and provides technical assistance. In addition, the CEB receives funds from donors to complement its activities.

The CEB was originally established as a resettlement fund in 1956 by eight of the 15 member states that made up the Council of Europe at the time. The CEB is Europe’s oldest multilateral development bank and is a legally and financially separate entity from the Council of Europe.

For more about the CEB, visit coebank.org/en/about

CEB – Condensed Interim Financial Statements as at 30 June 2026	5

Balance sheet

As at 30 June 2026 (unaudited) and as at 31 December 2025 (audited)

€ thousand
	Notes	30/06/2026	31/12/2025
Assets
Cash in hand, balances with central banks		492 599	504 820
Financial instruments at fair value through profit or loss		215 669	88 176
Hedging derivative financial instruments		1 324 850	1 597 502
Financial assets at fair value through equity	D	3 153 240	2 990 486
Financial assets at amortised cost	D
Loans		23 252 415	22 771 841
Advances		10 262 127	7 092 814
Debt securities		3 327 884	2 926 544
Tangible and intangible assets		71 825	71 882
Other assets		854 496	994 233
Total assets		42 955 105	39 038 298
Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		584 348	912 666
Hedging derivative financial instruments		1 132 111	1 021 312
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		85 120	63 108
Debt securities in issue		35 380 780	31 370 852
Other liabilities		461 122	426 069
Social Impact Account		69 881	56 891
Provisions		320 300	313 152
Total liabilities		38 033 662	34 164 050
Equity
Capital	F
Subscribed		9 622 868	9 622 868
Uncalled		(7 856 618)	(7 856 618)
Called		1 766 250	1 766 250
General reserve		3 096 851	2 987 601
Net profit		70 133	122 250
Total capital, general reserve and net profit		4 933 234	4 876 101
Gains or losses recognised directly in equity		(11 791)	(1 853)
Total equity		4 921 443	4 874 248

Total liabilities and equity		42 955 105	39 038 298

CEB – Condensed Interim Financial Statements as at 30 June 2026	6

Income statement

For the first half of 2026 (unaudited) and for the first half of 2025 (unaudited)

€ thousand
	Notes	2026	2025
Interest and similar income		507 054	556 016
Interest expenses and similar charges		(401 683)	(457 494)
Interest margin	G	105 371	98 522
Net gains or losses from financial instruments at fair value through profit or loss		3 013	(10 231)
Net gains from financial assets at fair value through equity		28	31
Commissions (income)		293	2
Commissions (expenses)		(1 395)	(1 078)
Net banking income		107 310	87 246
General operating expenses		(30 948)	(28 911)
Depreciation and amortisation charges of tangible and intangible assets		(3 374)	(3 481)
Gross operating income		72 988	54 854
Cost of risk		(2 855)	3 891
Net profit		70 133	58 745

CEB – Condensed Interim Financial Statements as at 30 June 2026	7

Statement of comprehensive income

For the first half of 2026 (unaudited) and for the first half of 2025 (unaudited)

€ thousand
	2026	2025
Net profit	70 133	58 745
Changes in value of debt securities at fair value through equity	4 367	13 795
Changes in value of hedging derivative financial instruments	(14 305)	(10 626)
Items that may be reclassified to income statement	(9 938)	3 169
Comprehensive income	60 195	61 914

Statement of changes in equity

For the first half of 2026 (unaudited) and the first half of 2025 (unaudited)

€ thousand
	Capital and reserves			Gains or losses recognised directly in equity
Debt
				securities at	Hedging
				fair value	derivative
	Called	Reserves		through	financial	Actuarial	Equity		Total
	capital	and result	Total	equity	instruments	differences	instruments	Total	equity
Equity as at 31 December 2024	1 766 250	2 999 602	4 765 852	(20 674)	39 575	(66 147)	826	(46 420)	4 719 432
Allocation of 2024 profit		(12 000)	(12 000)						(12 000)
Net profit		58 745	58 745						58 745
Changes in value of assets and liabilities recognised directly in equity				13 795	(10 626)			3 169	3 169
Equity as at 30 June 2025	1 766 250	3 046 346	4 812 596	(6 879)	28 949	(66 147)	826	(43 251)	4 769 345
Net profit		63 505	63 505						63 505
Changes in value of assets and liabilities recognised directly in equity				10 485	(6 580)	37 493		41 398	41 398
Equity as at 31 December 2025	1 766 250	3 109 851	4 876 101	3 606	22 369	(28 654)	826	(1 853)	4 874 248
Allocation of 2025 profit		(13 000)	(13 000)						(13 000)
Net profit		70 133	70 133						70 133
Changes in value of assets and liabilities recognised directly in equity				4 367	(14 305)			(9 938)	(9 938)
Equity as at 30 June 2026	1 766 250	3 166 984	4 933 234	7 973	8 064	(28 654)	826	(11 791)	4 921 443

CEB – Condensed Interim Financial Statements as at 30 June 2026	8

Statement of cash flows

For the first half of 2026 (unaudited) and for the first half of 2025 (unaudited)

€thousand
		2026	2025
	Net profit	70 133	58 745
+/-	Depreciation charges of tangible and intangible assets	3 374	3 480
+/-	Provisions	2 855	(3 922)
+/-	Net loss/net profit from investing operations	(8 898)	(2 896)
+/-	Change in interest receivable	49 931	75 834
+/-	Change in interest payable	(60 686)	(104 327)
+/-	Other non-monetary movements	6 594	20 076
	Tot al of non-monetary items included in the result	(6 830)	(11 755)
+	Reimbursements related to operations with credit institutions and customers	4 196 092	2 829 815
-	Disbursements related to operations with credit institutions and customers	(10 077 856)	(8 523 597)
+	Reimbursements related to other operations affecting financial assets or liabilities	1 152 041	1 608 168
-	Disbursements related to other operations affecting financial assets or liabilities	(1 209 316)	(2 095 639)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(25 428)	(23 157)
	Net cash flows from assets and liabilities resulting from operating activities	(5 964 467)	(6 204 410)
	Total net cash flows from operating activities (a)	(5 901 164)	(6 157 420)
+	Reimbursements related to securities at amortised cost	184 640	152 885
-	Disbursements related to securities at amortised cost	(573 149)	(461 233)
+/-	Cash flows related to tangible and intangible assets	(3 170)	(5 109)
	Total net cash flows from investing operations (b)	(391 679)	(313 457)
+/-	Cash flows from or to member states	69 398	70 665
+	Issuance of debt securities	8 807 581	6 570 214
-	Redemption of debt securities in issue	(4 975 798)	(3 599 192)
	Total net cash flows from financing operations (c)	3 901 181	3 041 687
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	3 195	(106 531)
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(2 388 467)	(3 535 721)
	Cash and cash equivalents at 1 January	4 076 552	4 515 985
	Cash in hand, balances wit h central banks	504 942	608 810
	Advances repayable on demand and term deposits with credit institutions	3 571 610	3 907 175
	Cash and cash equivalents at 30 June	1 688 085	980 264
	Cash in hand, balances wit h central banks	492 689	516 664
	Advances repayable on demand and term deposits with credit institutions	1 195 396	463 600
	Changes in cash and cash equivalents	(2 388 467)	(3 535 721)

CEB – Condensed Interim Financial Statements as at 30 June 2026	9

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the CEB

Accounting reference

The CEB’s separate accounts are prepared in accordance with IFRS as adopted by the European Union (EU).

The CEB’s separate condensed interim financial statements as at 30 June 2026 were prepared in compliance with IAS 34 Interim Financial Reporting and should be read together with the audited financial statements for the year ended 31 December 2025 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect the Bank’s full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement the new accounting standards, amendments or interpretations adopted by the EU for which implementation was optional as at 30 June 2026.

CEB – Condensed Interim Financial Statements as at 30 June 2026	10

NOTE B - CEB’s Risk Appetite Framework

As a multilateral development bank (MDB), the CEB is not subject to its member states' regulatory framework, the Basel Committee recommendations or EU directives for banking supervision. Nonetheless, the Bank's policy is to follow the best banking practices while making all necessary adjustments to reflect its MDB status. The CEB also refers to some indicators used by credit rating agencies. To this end, the CEB established a set of ratios and indicators in its Risk Appetite Framework to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

CEB's Risk Appetite Framework	30/06/2026	30/06/2025	31/12/2025	Limit
Capital
Capital Adequacy Ratio	26.8%	28.1%	29.2%	>10.5%
Gearing Ratio	1.87	1.79	1.85	<2.50
Leverage
Leverage Ratio	10.4%	10.1%	11.2%	>7.0%
Treasury Assets Ratio	3.70	3.78	3.03	<5.00
Liquidity
Survival Horizon	21	22	17	>12 months
Liquidity Coverage Ratio - LCR (*)	638%	628%	672%	>100%
Net Stable Funding Ratio - NSFR	142%	143%	138%	>100%
Market Risks
Interest Rate Risk: Sensitivity of Economic Value of Equity	-14.6%	-13.0%	-13.3%	>-20.0%
Foreign Exchange Risk: Spot Net Open position	<€1.0 M	<€1.0 M	<€1,0 M	<€1.0 M
Credit Risk in Finance activity
Minimal internal rating	≥ 7.0	≥7.0	≥7.0	≥7.0

(*) Since 2024, the LCR ratio has been reported as an average of the last twelve end of month LCRs.

Capital

Capital Adequacy Ratio is the Bank's Prudential Equity (Ep)1 divided by total Risk-Weighted Assets (RWA). The Bank applies the Pillar I Standardised Approach, where RWA are calculated using risk-weight factors according to the counterparty type and the rating (the second-best rating among those indicated by external rating agencies).

The Bank monitors this ratio to ensure it holds sufficient capital to absorb unexpected losses arising from its various operations. The Risk Appetite Framework sets a minimum threshold of 10.5%. However, the Bank aims to keep the ratio above 20% to maintain strong financial fundamentals, with a comfort target above 25% to better align with the AAA criteria of leading credit rating agencies.

The Capital Adequacy Ratio reached 26.8% at the end of June 2026, down from 29.2% at the end of 2025 due to higher RWA arising from the cyclical activity at the beginning of the year related to the treasury and investment portfolios. Credit risk accounted for the bulk of capital consumption at 96.0% at the end of June 2026, split between credit risk in the loan portfolio (66.9%) and credit risk on finance operations (29.1%).

The Gearing Ratio measures the outstanding loans divided by “own-funds”2, and thus establishes a volume ceiling to the Bank's loan activity. This ratio primarily provides a benchmark compared to other MDBs. The ceiling of the Risk Appetite Framework is 2.5.

With the ratio standing at 1.87 at the end of June 2026 (vs 1.85 at year-end 2025), the maximum permitted volume of outstanding loans was €32.0 billion (vs €31.8 billion at year-end 2025).

1 Prudential Equity (Ep) includes paid-in capital, reserves, net profit and unrealised gains and losses.

2 Subscribed capital, reserves and net profit. The calculation of this MDB-specific ratio excludes unrealised gains and losses on equity.

CEB – Condensed Interim Financial Statements as at 30 June 2026	11

Leverage

The Leverage Ratio is calculated as Prudential Equity divided by the exposure value of all assets and off-balance sheet items. It provides a simple indicator (considering unweighted gross exposures) that complements the Capital Adequacy Ratio, acting as a limit to excessive leverage of the Bank. Both ratios use the same method for calculating derivative exposures (SA-CCR), and the same conversion factor of 50% for risk related off-balance sheet items (financing commitments). To ensure first-class financial fundamentals, the CEB’s Risk Appetite Framework sets its minimum threshold at 7%, compared with the 3% regulatory limit (EU CRR).

At the end of June 2026, the leverage ratio was 10.4% (11.2% at year-end 2025).

The Treasury Asset Ratio enables monitoring overall Treasury activity by comparing total financial assets (securities, deposits, nostro, adjusted for the fair value of hedging swaps) to prudential equity (Ep). The Risk Appetite Framework ceiling for this ratio is five times Ep, i.e. €23.4 billion at the end of June 2026 (€22.9 billion at the end of 2025).

This corresponds to a ratio of 3.70 at the end of June 2026, compared to 3.03 at year-end 2025. There is still sufficient leeway to accommodate both securities portfolios and deposits.

Liquidity

The Survival Horizon (SH) is the key metric for managing liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by selling its available liquid assets. The minimum Risk Appetite Framework level of this indicator is 12 months.

The SH indicator reached 21 months at the end of June 2026 (17 months at year-end 2025).

The Liquidity Coverage Ratio (LCR) measures the short-term resilience of the liquidity risk profile. It aims to ensure the Bank holds sufficient high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days.

The CEB’s LCR volatility is due to the cyclicality and scale of debt repayments (outflows) backed by interbank loan repayments (inflows) and to the effect of capping inflows at 75% of outflows. The 12-month average is therefore a more relevant indicator.

At the end of June 2026, LCR reached 728% (its 12-month average was 638%).

This comfortable level reflects the fact that the CEB does not collect deposits and has no access to central bank refinancing in emergency situations.

The Net Stable Funding Ratio (NSFR) measures the long-term resilience of the Bank’s liquidity risk profile. It requires the Bank to maintain a stable level of funding (available stable funding or ASF) relative to its activities (required stable funding or RSF), limiting short-term wholesale funding and maturity transformation risk.

The CEB's NSFR depends heavily on the outstanding debt issued (the Bank's main source of stable funding) and its residual maturity.

At the end of June 2026, the NSFR reached 142% (138% at the end of December 2025), showing a stable financing capacity.

Market Risk

The Sensitivity of the Economic Value of Equity (EVE) is the key metric to enable the Bank’s monitoring of interest rate risk. It measures the change in the net present value of the balance sheet, excluding equity, resulting from the most severe of the interest rate shocks defined by the Basel/EU regulations and the European Banking Authority (EBA). The limit is 20% of the CEB's prudential equity, in absolute terms.

At the end of June 2026, this indicator reached -14.6%, within the limit. The worst shock among the six proposed by the EBA would be a parallel shift upwards of 200 bp.

The spot Net Open Position (NOP) measures, per currency, the total assets minus liabilities in a foreign currency, including both on and off-balance sheet positions. The Risk Appetite Framework ceiling is, in absolute value, €1 million at month-end per currency. As in 2025, the limits were respected throughout the first half of 2026.

Credit Risk in Finance activity

The CEB sets minimum credit ratings for counterparties and issuers that must be met on the date of transactions carried out by the Bank (deposits and securities), depending on the maturity of the investment and the type of counterparty.

During the first half of 2026, all counterparties and transactions met the applicable minimum rating requirements on the respective transaction dates, as was the case in 2025.

CEB – Condensed Interim Financial Statements as at 30 June 2026	12

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loan disbursements are equivalent to those applied by other financial institutions that operate on the supranational bank market. Reflecting its preferred creditor status, the Bank does not sell this type of receivable.

€ thousand

At fair
	value	At fair value	At fair value
	through	through	through non-	At	Net
	profit or	recyclable	recyclable	amortised	book
30 June 2026	loss	equity	equity	cost	value
Assets
Cash in hand, balances with central banks				492 599	492 599
Financial instruments at fair value through profit or loss	215 669				215 669
Hedging derivative financial instruments	1 324 850				1 324 850
Financial assets at fair value through equity		3 151 890	1 350		3 153 240
Financial assets at amortised cost
Loans and advances				33 514 542	33 514 542
Debt securities				3 327 884	3 327 884
Total financial assets	1 540 519	3 151 890	1 350	37 335 025	42 028 784
Liabilites
Financial instruments at fair value through profit or loss	584 348				584 348
Hedging derivative financial instruments	1 132 111				1 132 111
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				85 120	85 120
Debt securities in issue				35 380 780	35 380 780
Social Impact Account				69 881	69 881
Total financial liabilities	1 716 459			35 535 781	37 252 240

At fair
	value	At fair value	At fair value
	through	through	through non-	At	Net
	profit or	recyclable	recyclable	amortised	book
31 December 2025	loss	equity	equity	cost	value
Assets
Cash in hand, balances with central banks				504 820	504 820
Financial instruments at fair value through profit or loss	88 176				88 176
Hedging derivative financial instruments	1 597 502				1 597 502
Financial assets at fair value through equity		2 989 136	1 350		2 990 486
Financial assets at amortised cost
Loans and advances				29 864 655	29 864 655
Debt securities				2 926 544	2 926 544
Total financial assets	1 685 678	2 989 136	1 350	33 296 019	37 972 183
Liabilites
Financial instruments at fair value through profit or loss	912 666				912 666
Hedging derivative financial instruments	1 021 312				1 021 312
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				63 108	63 108
Debt securities in issue				31 370 852	31 370 852
Social Impact Account				56 891	56 891
Total financial liabilities	1 933 978			31 490 851	33 424 829

CEB – Condensed Interim Financial Statements as at 30 June 2026	13

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

€ thousand
	30/06/2026	31/12/2025
Financial assets at fair value through equity
Gross book value	3 213 479	3 055 165
Unrealised gains or losses	(59 344)	(63 905)
Impairment	(895)	(774)
Total	3 153 240	2 990 486

Financial assets at amortised cost

€ thousand
	30/06/2026	31/12/2025
Loans to credit institutions
Gross book value	6 857 146	6 527 736
Impairment	(3 499)	(3 319)
Net book value	6 853 647	6 524 417
Loans to customers
Gross book value	17 220 299	17 141 233
Impairment	(13 812)	(12 475)
Net book value	17 206 487	17 128 758
Value adjustment to loans hedged by derivative instruments	(807 719)	(881 334)
Total loans	23 252 415	22 771 841
Advances
Advances repayable on demand - gross book value	9 297	5 452
Impairment	(5)	(3)
Net book value	9 292	5 449
Advances with agreed maturity dates - gross book value	10 256 868	7 089 197
Impairment	(1 783)	(1 089)
Net book value	10 255 085	7 088 108
Value adjustment to advances hedged by derivative instruments	(2 250)	(743)
Total advances	10 262 127	7 092 814
Debt securities
Gross book value	3 328 653	2 927 224
Impairment	(769)	(680)
Net book value	3 327 884	2 926 544
Total debt securities	3 327 884	2 926 544

CEB – Condensed Interim Financial Statements as at 30 June 2026	14

The breakdown of nominal loans outstanding by borrowers’ country location is presented in the table below.

				€ thousand
Breakdown by borrowers' country location	30/06/2026%		31/12/2025%
Spain	2 521 895	10.53	2 546 994	10.81
Poland	2 403 839	10.03	2 420 824	10.27
France(1)	2 110 717	8.81	1 892 594	8.03
Italy (2)	1 935 004	8.08	1 738 276	7.38
Germany	1 906 575	7.96	1 807 378	7.67
Türkiye	1 496 955	6.25	1 536 582	6.52
Belgium	1 290 725	5.39	1 211 050	5.14
Lithuania	830 561	3.47	872 428	3.70
Slovak Republic	828 065	3.46	1 012 936	4.30
Serbia	823 786	3.44	868 082	3.68
Netherlands	815 915	3.41	861 992	3.66
Czech Republic	760 107	3.17	624 286	2.65
Hungary	752 418	3.14	767 445	3.26
Finland	676 522	2.82	691 924	2.94
Sweden	577 794	2.41	543 353	2.31
Croatia	562 571	2.35	583 301	2.48
Romania	548 829	2.29	562 657	2.39
Ireland	526 347	2.20	536 131	2.28
Ukraine	485 172	2.02	460 172	1.95
Bulgaria	469 295	1.96	309 487	1.31
Cyprus	252 141	1.05	267 292	1.13
Greece	217 667	0.91	217 833	0.92
Estonia	200 485	0.84	218 667	0.93
Slovenia	183 559	0.77	189 655	0.80
Portugal	142 278	0.59	149 399	0.63
Iceland	110 591	0.46	110 305	0.47
Bosnia and Herzegovina	92 962	0.39	96 367	0.41
Albania	88 696	0.37	96 105	0.41
Montenegro	72 240	0.30	75 047	0.32
North Macedonia	69 433	0.29	76 254	0.32
Republic of Moldova	52 127	0.22	52 939	0.22
Kosovo	42 261	0.18	43 826	0.19
Latvia	35 982	0.15	37 119	0.16
Malta	27 618	0.12	28 605	0.12
Georgia	27 412	0.11	32 855	0.14
Andorra	11 743	0.05	11 953	0.05
San Marino	6 667	0.03	6 867	0.03
Luxembourg (3)	2 238	0.01	2 538	0.01
Total	23 959 192	100.00	23 561 514	100.00

(1) of which €247.5 million outstanding in favour of Target Group countries as at 30 June 2026 (31 December 2025: Nil)

(2) of which €6.8 million outstanding in favour of Target Group countries as at 30 June 2026 (31 December 2025: €7.5 million)

(3) of which €2.2 million outstanding in favour of Target Group countries as at 30 June 2026 (31 December 2025: €2.5 million)

CEB – Condensed Interim Financial Statements as at 30 June 2026	15

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

€ thousand
	30/06/2026	31/12/2025
Amounts owed to credit institutions and to customers
Interest -bearing accounts	85 103	63 097
Interest payable	17	11
Total	85 120	63 108
Debt securities in issue at amortised cost
Bonds	33 811 811	31 605 076
Euro Commercial Paper	1 972 254
Interest payable	284 501	359 549
Value adjustment to debt securities in issue hedged by derivative instruments	(687 786)	(593 773)
Total	35 380 780	31 370 852

CEB – Condensed Interim Financial Statements as at 30 June 2026	16

NOTE F - Capital

The capital breakdown by member states as at 30 June 2026 is presented below.

				€ thousand
	Subscribed	Uncalled	Called	Percentage of
Members	capital	capital	capital	subscribed capital
France	1 626 363	1 324 036	302 327	16.901%
Germany	1 626 363	1 324 036	302 327	16.901%
Italy	1 626 363	1 324 036	302 327	16.901%
Spain	1 060 700	863 525	197 175	11.023%
Türkiye	689 600	561 411	128 189	7.166%
Netherlands	353 082	287 446	65 636	3.669%
Belgium	291 826	237 581	54 245	3.033%
Greece	291 826	237 581	54 245	3.033%
Portugal	247 163	201 218	45 945	2.568%
Poland	227 784	185 441	42 343	2.367%
Denmark	159 244	129 640	29 604	1.655%
Sweden	139 172	123 724	15 448	1.446%
Norway	123 937	100 898	23 039	1.288%
Bulgaria	110 924	90 304	20 620	1.153%
Romania	106 404	86 625	19 779	1.106%
Ukraine	101 902	90 591	11 311	1.059%
Ireland	85 796	69 848	15 948	0.892%
Hungary	79 541	64 755	14 786	0.827%
Czech Republic	76 432	62 224	14 208	0.794%
Finland	69 786	62 039	7 747	0.725%
Luxembourg	61 686	50 219	11 467	0.641%
Switzerland	53 824	43 229	10 595	0.559%
Serbia	45 892	37 362	8 530	0.477%
Croatia	37 963	30 906	7 057	0.395%
Cyprus	35 309	28 746	6 563	0.367%
Slovak Republic	33 670	27 411	6 259	0.350%
Albania	23 771	19 352	4 419	0.247%
Latvia	22 746	18 519	4 227	0.236%
Estonia	22 595	18 395	4 200	0.235%
North Macedonia	22 595	18 395	4 200	0.235%
Lithuania	22 356	18 201	4 155	0.232%
Slovenia	21 835	17 776	4 059	0.227%
Iceland	18 015	14 666	3 349	0.187%
Malta	18 015	14 666	3 349	0.187%
Georgia	17 539	14 279	3 260	0.182%
Bosnia and Herzegovina	17 207	14 009	3 198	0.179%
Montenegro	11 693	9 519	2 174	0.122%
Kosovo	11 648	9 483	2 165	0.121%
Republic of Moldova	9 746	7 934	1 812	0.101%
Andorra	8 747	7 121	1 626	0.091%
San Marino	8 644	6 916	1 728	0.090%
Liechtenstein	2 921	2 374	547	0.030%
Holy See	243	183	60	0.003%
Total at 30 June 2026	9 622 868	7 856 618	1 766 250	100.000%
Total at 31 December 2025	9 622 868	7 856 618	1 766 250	100.000%

CEB – Condensed Interim Financial Statements as at 30 June 2026	17

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

The interest margin for the first half of 2026 (unaudited) and the first half of 2025 (unaudited) is presented in the table below:

€ thousand

		2026	2025
Financial assets at fair value through equity (* )		39 573	42 673
Hedging derivatives		1 544	8 475
	Sub-total	41 117	51 148
Loans and advances at amortised cost (* )
- Credit institutions and central banks		200 889	238 476
- Customers		186 063	160 034
Hedging derivatives		26 839	65 577
	Sub-total	413 791	464 087
Debt securities at amortised cost		52 146	40 781
Interest and similar income		507 054	556 016

Amounts owed to credit institutions and to customers		(5 004)	(8 299)
Debt securities in issue at amortised cost		(426 139)	(375 365)
Hedging derivatives		36 073	(67 846)
	Sub-total	(390 066)	(443 211)
Other interest expenses and similar charges		(6 613)	(5 984)
Interest expenses and similar charges		(401 683)	(457 494)

Interest margin		105 371	98 522

(*) of which negative interest impact:		€ thousand
- Financial assets at fair value through equity
- Advances at amortised cost	(27)	(5)
	(27)	(5)

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item "Interest and similar income" and the net amounts paid are classified under the item "Interest expenses and similar charges", regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

CEB – Condensed Interim Financial Statements as at 30 June 2026	18